CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 25, 2008, relating to the financial statements and financial highlights which appears in the December 31, 2007 Annual Report to Shareholders of Oberweis Emerging Growth Fund, Oberweis Micro-Cap Fund, Oberweis Mid-Cap Fund, Oberweis China Opportunities Fund and Oberweis International Opportunities Fund (five funds constituting The Oberweis Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, IL
April 25, 2008